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                                                                      Exhibit 13


                      [NELLCOR PURITAN BENNETT LETTERHEAD]




[Name of Executive]
Nellcor Puritan Bennett Incorporated
4280 Hacienda Drive
Pleasanton, CA 94588

        Re: Severance Agreement
            -------------------

Dear ________ :

        This letter confirms our agreement regarding your severance agreement with Nellcor Puritan Bennett Incorporated (the "Company") dated _______ (the "Severance Agreement"). Unless otherwise defined herein, capitalized terms shall have the respective meanings ascribed thereto in the Severance Agreement.

        The Severance Agreement provides for certain benefits upon termination of your employment after a Change of Control by the Company without Cause or by you for Good Reason. The Company, Mallinckrodt Inc. ("Mallinckrodt") and NPB Acquisition Corp. ("Purchaser") have entered into an Agreement and Plan of Merger, dated as of July 23, 1997 (the "Merger Agreement"), which provides that Purchaser will merge (the "Merger") with and into the Company upon completion of the tender offer contemplated thereby. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Mallinckrodt. The completion of the tender offer will constitute a Change of Control under the Severance Agreement.

        As a result of the change in the nature of your responsibilities and position that will result from the Merger, your Severance Agreement is amended, as of the Effective
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Time of the Merger, to provide that in the event you terminate your employment for any reason at any time after the consummation of the Merger and within twenty-four months following the completion of the tender offer contemplated by the Merger Agreement, (i) such termination shall be deemed to be for "Good Reason", as defined in your Severance Agreement and (ii) you will be entitled to all benefits arising under the Severance Agreement applicable to a termination for Good Reason following a Change in Control. The foregoing amendment to your Severance Agreement shall become effective only if the Merger is consummated.

        Please confirm your agreement to the foregoing by signing and returning to me the enclosed copy of this letter.

        By its execution of a copy of this Letter, Mallinckrodt consents to the amendments to be made by this agreement to your Severance Agreement upon consummation of the Merger.


                                        Very truly yours,


CONFIRMED AND AGREED


___________________________
        Executive

CONSENTED AND AGREED
Mallinckrodt Inc.


By:  ______________________

Its: ______________________

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